Exhibit 99.1

Contact:

Ana Lopez

Evan Smith, CFA / Erica Pettit

SFBC International, Inc.

Financial Dynamics

305-895-0304

212-850-5606 / 212-850-5614

SFBC International Reports Fourth Quarter and Full Year 2004 Financial Results

•

Net revenue increased 46.7% to $49.3 million in the fourth quarter and 53.7% to $159.6 million in the full year 2004

•

Earnings per share increased 31.0% to $0.38 for the fourth quarter and 35.9% to $1.25 for full year 2004

MIAMI – February 24, 2005 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today reported fourth quarter and full year 2004 financial results.

Net revenue for the quarter ended December 31, 2004 was $49.3 million compared to $33.6 million for the quarter ended December 31, 2003, an increase of 46.7 percent. Income from operations for the fourth quarter of 2004 increased 61.3 percent to $8.6 million, representing a 17.4 percent operating margin, compared to $5.3 million for the fourth quarter of 2003, representing a 15.9 percent operating margin. Net earnings for the fourth quarter of 2004 increased 41.2 percent to $5.9 million compared to $4.2 million for the fourth quarter of 2003. Net earnings for the fourth quarter of 2004 included startup expenses of approximately $154,000 related to the opening of SFBC Anapharm’s bioanalytical laboratory in Toronto as well as certain costs related to the acquisition of PharmaNet, including a one-time charge of $114,117 related to the termination of SFBC’s previous credit facility and amortization of intangibles of $110,494. Earnings per fully diluted share were $0.38 in the fourth quarter of 2004 compared to $0.29 in the fourth quarter of 2003, an increase of 31.0 percent.

During the fourth quarter of 2004, SFBC recorded a pre-tax foreign currency loss of approximately $1.3 million, or approximately $0.06 per diluted share, compared with a loss of $0.6 million, or approximately $0.03 per diluted share, in the fourth quarter of 2003. The foreign currency loss was due to the decline in the value of the U.S. dollar relative to the Canadian dollar during the fourth quarter of 2004. SFBC’s Canadian operations often perform services for a fixed price denominated in U.S. dollars, while their payroll and other expenses are primarily in Canadian dollars. SFBC is currently in the process of adopting a formal foreign currency risk hedging policy to allow it to attempt to protect against potential foreign currency losses going forward.

Net revenue for the full year 2004 was $159.6 million compared to $103.9 million for the full year 2003, an increase of 53.7 percent. Income from operations for the full year 2004 increased 88.8 percent to $27.5 million, representing a 17.3 percent operating margin, compared to $14.6 million for the full year 2003, representing a 14.0 percent operating margin. Net earnings for the full year 2004 increased 69.7 percent to $19.7 million compared to $11.6 million for the full year 2003. Earnings per fully diluted share were $1.25 for the full year 2004 compared to $0.92 for the full year 2003, an increase of 35.9 percent.

As a result of SFBC’s acquisition of PharmaNet on December 22, 2004, PharmaNet’s net revenue and operating expenses (excluding amortization of intangibles) during the nine day period had a net neutral effect on net earnings and were not included in SFBC’s financial results for the fourth quarter and full year 2004. SFBC did, however, recognize expenses related to the acquisition of PharmaNet, including the aforementioned one-time charge related to the termination of SFBC’s previous credit facility, amortization of intangibles and interest expense of $229,103 resulting from SFBC’s new December 22, 2004 credit facility.

“SFBC delivered another great year of strong revenue and profit growth,” commented Lisa Krinsky, M.D., chairman and president of SFBC International. “We expect to have continuing strong demand for both early and late stage outsourced clinical drug development services in 2005. We believe that increasing demand for outsourced drug development services combined with our comprehensive service offering will provide us with opportunities to continue to grow our business. Our growth strategy is focused on building upon our clinical development capabilities, our ability to recruit, our global platform, and the scope of our clinical trial facilities to help us capitalize on the trends affecting the drug development services industry and our clients.”

Arnold Hantman, chief executive officer of SFBC International, stated, “This is the fourth consecutive year that we have delivered strong growth supported by both internal initiatives and strategic acquisitions. We believe we can leverage our broad range of services to expand our relationships with new and existing clients as well as provide us with significant cross-selling opportunities.”

Other Financial Information

At December 31, 2004, backlog was approximately $311.5 million, representing a 31.2 percent increase over the combined backlog for SFBC and PharmaNet of approximately $237.4 million at December 31, 2003. Backlog consists of anticipated net revenue from letters of intent and contracts that either have not started but are anticipated to begin in the near future or are in process and have not been completed.

For the fourth quarter 2004, SFBC recorded net revenues by geographic region of $24.1 million from U.S. operations and $25.2 million from foreign operations. For the full year 2004, SFBC recorded net revenues by geographic region of $81.7 million from U.S. operations and $77.9 million from foreign operations.

Capital expenditures were approximately $6.5 million in the fourth quarter of 2004, which was primarily attributable to approximately $4.0 million related to SFBC Anapharm’s new bioanalytical laboratory in Toronto. Capital expenditures were approximately $26.3 million in the full year 2004, which was primarily attributable to approximately $12.1 million that was used to purchase the property that houses SFBC’s Miami operations and corporate headquarters and approximately $4.0 million related to SFBC Anapharm’s new Toronto bioanalytical laboratory.

Fiscal 2005 Guidance

Based upon SFBC’s current business outlook and the environment for early and late stage outsourced clinical drug development services, SFBC is reaffirming its guidance of $315 - $330 million in net revenue, excluding reimbursed out of pocket expenses, and earnings per diluted share of $1.76 - $1.84 for fiscal 2005.

SFBC is establishing guidance for non-GAAP earnings per diluted share, which excludes non-cash expenses related to the PharmaNet merger and other acquisitions, of $1.94 - $2.02 for fiscal 2005. The expected non-cash amortization of intangibles comprises $0.15 per fully diluted share related to the PharmaNet merger and $0.03 per fully diluted share related to other acquisitions. SFBC believes this non-GAAP earnings information, which excludes non-cash intangible amortization expenses, is a useful indicator of its underlying business performance.

The forward looking guidance does not include any effects of SFBC’s currently planned equity offering, as filed with the Securities and Exchange Commission in its Registration Statement on Form S-3 on February 8, 2005 or any stock option expense that may be required to be reported in the future.

Beginning in the third quarter of 2005, SFBC will be required to include stock option expense in the computation of net earnings. This expense will depend on the market price of SFBC’s common stock. SFBC’s forecast for 2005 earnings per diluted share excludes non-cash stock option expense because it is not possible to accurately forecast prospective stock prices, which have fluctuated in the past and may fluctuate in the future for reasons unrelated to the operating performance of SFBC’s business. In addition, because stock option expense is a non-cash item, SFBC believes that the presentation of its earnings guidance in this manner provides useful information to investors regarding anticipated results of operations and financial condition, and will allow for more accurate period-to-period comparisons.

Supplemental Non-GAAP Financial Information

The supplemental table below reflects SFBC’s actual results of operations for the fourth quarter and year ended December 31, 2004 and its adjusted results of operations for the fourth quarter and full year of 2004, which reflects the application of U.S.$1,263,309 in the fourth quarter 2004 and U.S.$4,408,132 in the full year 2004 in Canadian tax credits and reclassifies the credits to the costs that generated them. Under U.S. generally accepted accounting principles (“GAAP”), the tax credits are applied as a reduction of “Income tax expense” on the statement of earnings rather than against the actual costs that generated the tax credits.

SFBC’s effective tax rate in the fourth quarter of 2004 was 19.6 percent compared to 21.9 percent in the fourth quarter of 2003. SFBC’s effective tax rate for the full year 2004 was 23.7 percent compared to 19.7 percent for the full year 2003.

This unaudited supplemental presentation, which is not in conformity with GAAP, assists SFBC’s management in comparing its operating margins and income tax rate with those of other companies in its sector. For this reason SFBC believes the supplemental table is useful to investors, but it is presented only for informational purposes and should not be considered to be a substitute for its GAAP results.

Conference Call Information

SFBC will host a live conference call and listen-only Webcast to discuss its fourth quarter and full year 2004 results at 10:00 a.m. Eastern Time on Thursday, February 24, 2005. To participate in the conference call, please dial (800) 473-6123 (United States) or (973) 582-2706 (international). A listen-only Webcast of the conference call will be available on SFBC’s website at www.sfbci.com.

For those unable to participate in the live conference call, there will be an audio replay available from February 24, 2005 at approximately 1:00 p.m. Eastern Time through March 10, 2005 at 11:59 p.m. Eastern Time, by dialing (877) 519-4471 (United States) or (973) 341-3080 (international) and entering the pass code: 5708025 for both telephone numbers. In addition, a replay of the live Webcast will also be available at www.sfbci.com from February 24, 2005 at 11:00 a.m. Eastern Time through March 26, 2005 at 11:59 p.m. Eastern Time.

About SFBC International, Inc.

SFBC International, Inc. provides early and late stage clinical drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies around the world. SFBC has more than 30 offices located in North America, Europe, South America, India, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I and early Phase II clinical trials and bioanalytical laboratory services, including early clinical pharmacology. SFBC also provides late stage clinical development services globally that focus on Phase II through IV clinical trials. SFBC also offers a range of complementary services, including data management and biostatistics, clinical laboratory services, medical and scientific affairs, regulatory affairs and submissions, and clinical IT solutions. Additional information is available on SFBC’s website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release concerning SFBC’s adoption of a foreign currency hedging policy, the continuing demand for SFBC’s services, the growth of SFBC’s business, the leveraging of SFBC’s relationships and 2005 guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, SFBC’s ability to integrate PharmaNet, its clients and its employees and to achieve the anticipated benefits of the merger; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC’s ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC’s clients’ ability to provide the drugs and medical devices used in its clinical trials; the national and international economic climate as it affects drug development operations; and the future market price of SFBC’s stock. Further information can be found in SFBC’s risk factors contained in the Form S-3 filed with the SEC earlier this year and other filings with the Securities and Exchange Commission.

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SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED SUPPLEMENTAL NON-GAAP QUARTERLY DISCLOSURES

FOR THE THREE-MONTH PERIOD AND YEAR-ENDED DECEMBER 31, 2004 (all in $USD)

Recast adjusted income statement to reflect the impact

of Canadian tax credits

	Reported Actual Results For The Quarter Ended 12/31/2004		Canadian Tax Credit Reclass For The Quarter Ended 12/31/2004 (A)	Adjusted Income Reflecting Canadian Tax Credits For The Quarter Ended 12/31/2004 (B)

Net revenue	$49,320,433	100.0%		$49,320,433	100.0%

Costs and expenses
Direct costs	$25,823,778	52.4%	$(1,092,418)	24,731,360	50.1%
Selling, general and administrative expenses	$14,896,915	30.2%	$(170,891)	14,726,024	29.9%
Total costs and expenses	40,720,693	82.6%	(1,263,309)	39,457,384	80.0%
Earnings from operations	8,599,740	17.4%	1,263,309	9,863,049	20.0%
Other income (expense)
Interest income	$577,999			577,999
Interest expense	$(1,700,751)			(1,700,751)
Total other income (expense)	(1,122,752)		—	(1,122,752)
Earnings before taxes and minority interest	7,476,988		1,263,309	8,740,297
Income tax expense	$1,463,190	19.6%	$1,263,309	2,726,499	31.2%
Earnings before minority interest	$6,013,798	12.2%	$—	$6,013,798	12.2%
Minority interest	99,346			99,346
Net earnings	$5,914,452	12.0%		$5,914,452	12.0%
Earnings per share:
Basic	$0.40			$0.40
Diluted	$0.38			$0.38
Shares used in computing earnings per share:
Basic	14,807,763			14,807,763
Diluted	15,551,174			15,551,174

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED SUPPLEMENTAL NON-GAAP QUARTERLY DISCLOSURES

FOR THE THREE-MONTH PERIOD AND YEAR-ENDED DECEMBER 31, 2004 (all in $USD)(continued)

Recast adjusted income statement to reflect the impact

of Canadian tax credits

	Reported Actual Results For The Year Ended 12/31/2004		Canadian Tax Credit Reclass For The Year Ended 12/31/2004 (A)	Adjusted Income Reflecting Canadian Tax Credits For The Year Ended 12/31/2004 (B)

Net revenue	$159,584,684	100.0%		$159,584,684	100.0%

Costs and expenses
Direct costs	$86,457,994	54.2%	$(3,754,070)	82,703,924	51.8%
Selling, general and administrative expenses	$45,598,163	28.6%	$(654,062)	44,944,101	28.2%
Total costs and expenses	132,056,157	82.7%	(4,408,132)	127,648,025	80.0%
Earnings from operations	27,528,527	17.3%	4,408,132	31,936,659	20.0%
Other income (expense)
Interest income	$1,345,872			1,345,872
Interest expense	$(2,690,995)			(2,690,995)
Total other income (expense)	(1,345,123)			(1,345,123)
Earnings before taxes and minority interest	26,183,404		4,408,132	30,591,536
Income tax expense	$6,198,571	23.7%	$4,408,132	10,606,703	34.7%
Earnings before minority interest	$19,984,833	12.5%		$19,984,833	12.5%
Minority interest	325,942			325,942
Net earnings	$19,658,891	12.3%		$19,658,891	12.3%
Earnings per share:
Basic	1.31			1.31
Diluted	1.25			1.25
Shares used in computing earnings per share:
Basic	15,047,245			15,047,245
Diluted	15,753,815			15,753,815

(A)   The Canadian government encourages research and development activities by partially offsetting their costs through tax credits. Under United States GAAP, these credits are applied against “Income tax expense” on the income statement rather than against the underlying “Direct costs” or “Selling, general and administrative expenses” that generated the credit. Our current statutory rate on profits for United States operations is approximately 40%. The statutory tax rate in Quebec, Canada, where our principal Canadian operations are located, is approximately 31% (before the application of the tax credits).

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED SUPPLEMENTAL NON-GAAP QUARTERLY DISCLOSURES

FOR THE THREE-MONTH PERIOD AND YEAR-ENDED DECEMBER 31, 2004 (all in $USD)(continued)

Recast adjusted income statement to reflect the impact

of Canadian tax credits

(B)   During the three-month period and year-ended December 31, 2004, our Canadian operations generated $1.3 million and $ 4.4 million, respectively, in tax credits. This column shows the adjusted impact on our operating results and ratios as if these credits were applied against the underlying expense line items that generated the credit rather than applying the credits against “Income tax expense.” We believe that the above adjusted presentation, which is not in conformity with GAAP, assists our management in comparing our operating margins and income tax rates to those of other companies in our sector. For this reason, we believe this table is useful to investors, but it is presented only for informational purposes and should not be considered as a substitute for our GAAP results.

Net revenue by geographic region

	The Quarter Ended 12/31/2004	The Year Ended 12/31/2004

Net revenue from foreign operations	$25,238,953	$77,880,926
Net revenue from US operations	24,081,480	81,703,758

Total for the period ended December 31, 2004	$49,320,433	$159,584,684

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net revenue	$49,320,433	$33,620,295	$159,584,684	$103,852,536
Costs and expenses
Direct costs	25,823,778	18,655,384	86,457,994	59,309,054
Selling, general and administrative expenses	14,896,915	9,633,255	45,598,163	29,964,627
Total costs and expenses	40,720,693	28,288,639	132,056,157	89,273,681
Earnings from operations	8,599,740	5,331,656	27,528,527	14,578,855
Other income (expense)
Interest income	577,999	155,780	1,345,872	271,935
Interest expense	(1,700,751)	(123,683)	(2,690,995)	(427,122)
Total other income (expense)	(1,122,752)	32,097	(1,345,123)	(155,187)
Earnings before income taxes and minority interest	7,476,988	5,363,753	26,183,404	14,423,668
Income tax expense	1,463,190	1,174,360	6,198,571	2,841,960
Earnings before minority interest	6,013,798	4,189,393	19,984,833	11,581,708
Minority interest in joint venture	99,346	—	325,942	—
Net earnings	$5,914,452	$4,189,393	$19,658,891	$11,581,708
Earnings per share:
Basic	$0.40	$0.30	$1.31	$0.99
Diluted	$0.38	$0.29	$1.25	$0.92
Shares used in computing earnings per share:
Basic	14,807,763	13,802,513	15,047,245	11,751,885
Diluted	15,551,174	14,572,604	15,753,815	12,534,537

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

FOR THE PERIODS ENDED DECEMBER 31, 2004 AND 2003

	(Unaudited) December 31, 2004	(Audited) December 31, 2003

ASSETS
Cash, equivalents, and investments in marketable securities	34,644,293	59,931,998
Accounts receivable	98,067,099	32,857,531
Total current assets	148,558,601	98,530,957

Fixed assets	63,906,271	24,177,018

Goodwill and other intangibles, net (1)	332,157,358	49,900,876

Total assets	561,185,050	173,050,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	80,095,066	19,149,926

Total liabilities	390,923,191	23,107,330

Stockholders’ equity	170,261,859	149,943,272

Total liabilities and stockholders’ equity	561,185,050	173,050,602

(1)   The assets and liabilities assumed in the connection with the PharmaNet acquisition were recorded at estimated fair value. We have allocated the purchase price based upon preliminary estimates of the fair value. The allocation of the purchase price and estimated useful lives are subject to revision.